Exhibit 99.2
June 27, 2023
Western Asset Mortgage Capital Corporation
385 East Colorado Boulevard
Pasadena, California 91101

Ladies and Gentlemen:
Terra Capital Partners, LLC, a Delaware limited liability company (“TCP”) and an affiliate of Terra REIT Advisors, LLC, a Delaware limited liability company and the external manager of Terra Property Trust, Inc., a Maryland corporation (“TPT”), is pleased to offer the Commitment (as defined below) set forth in this letter agreement to Western Asset Mortgage Capital Corporation, a Delaware corporation (the “Company”). This letter agreement is subject to the conditions set forth herein in anticipation of the completion of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), of even date herewith, by and among the Company, Maverick Merger Sub, LLC, a Maryland limited liability company, and TPT. Capitalized terms used but not defined herein have the meanings assigned to them in the Merger Agreement.
1.Commitment. Subject to the terms hereof, TCP hereby commits, following the consummation of the Merger, directly or through one or more of its affiliates, to use reasonable best efforts to purchase or cause a third party to purchase prior to the three month anniversary of the completion of the Merger (the “Termination Date”) shares of Parent Class A Common Stock having an aggregate purchase price (including any reasonable fees and commissions actually paid) of not less than $4.0 million (the “Commitment”). Subject to the preceding sentence, the terms and conditions of such purchases, including the timing, frequency, manner and price thereof, shall be, subject to compliance with applicable Law, (including compliance with the limitations under Rule 10b-18 promulgated under the Exchange Act, whether or not TCP or the purchasing party is entitled to rely upon such rule), in the sole discretion of TCP or the purchasing party. Notwithstanding the foregoing, in no event shall TCP be required to fund or cause the funding of any amount in excess of the Commitment, nor shall the Commitment include any obligation to make any purchases at a per share price in excess of 80.0% of the book value per share of the Company’s common stock after giving effect to the Merger (calculated in accordance with GAAP, as presented in most recently available financial statements of the Company and its subsidiaries (including TPT) at the time of such purchase after giving effect to consummation of the transactions contemplated by the Merger Agreement). TCP shall keep the Company reasonably informed on a prompt basis upon request with respect to the status of such purchases.
2.Funding Conditions. Notwithstanding anything else herein, the obligation of TCP to consummate or cause the consummation of the Commitment in accordance with Section 1 of this letter agreement is subject to the completion of the transactions contemplated by the Merger Agreement.
3.SEC Filings. To the extent that either TCP, or the purchasing party, on the one hand, or the Company, on the other hand, determines, based upon the advice of counsel, that it is required by the Exchange Act to make any filing with the SEC with respect to the transactions contemplated by this letter agreement, TCP or the Company, as applicable, shall provide the other party with a reasonable opportunity to review and comment on such filing prior to its submission, and shall consider any comments from the other party in good faith.
4.Expiration. All obligations under this letter agreement shall become effective on the date and time at which the Merger Agreement has been duly executed by all parties thereto. TCP’s obligation under this letter agreement will terminate automatically and immediately upon the earlier to occur of (a) the Termination Date, (b) the funding of the Commitment and (c) the termination of the Merger Agreement in accordance with its terms. Upon termination of this letter agreement, TCP shall not have any further obligations or liabilities hereunder; provided that nothing herein shall relieve TCP of any Willful and Material Breach of its obligations hereunder that occurred prior to such termination.
5.No Assignment. The Commitment evidenced by this letter agreement shall not be assignable (by operation of law, merger, consolidation, change in control or otherwise) by the Company without TCP’s prior written consent. TCP may, without the prior written consent of the Company and approval by a majority of the independent directors of the board of directors of the Company, assign some or all of its obligations under Section 1; provided that no assignment by TCP of any of its obligations hereunder will relieve TCP of its obligations under this letter agreement.
6.Third Party Beneficiaries.
(a)Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, the Company, by its acceptance of the benefits of the Commitment, agrees and acknowledges that no person other than TCP shall have any obligations hereunder and that, notwithstanding that TCP or its permitted assigns may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith shall be had against any former, current or future director, officer, employee, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, affiliate, successor or assign of TCP or any former, current or future director, officer, employee, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, affiliate, successor or assign of any of the foregoing (each, an “TCP Related Party”), whether by or through attempted piercing of the corporate veil (or similar doctrine related to limited liability companies, limited partnerships or other persons), by or through a claim by or on behalf of the Company against any TCP Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Law, or otherwise, except the foregoing shall not limit the Company’s rights to cause TCP to consummate or cause the consummation of the purchases contemplated by the Commitment pursuant to Section 1. It is expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any TCP Related Party for any obligations of TCP or any of its successors or permitted assigns under this letter agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.
(b)Nothing herein, express or implied, is intended or shall confer upon any other person any rights, benefits or remedies whatsoever, under or by reason of this letter agreement.
7.Amendment. This letter agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.
8.Severability. Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. No party hereto shall assert, and each party shall cause its respective affiliates, security holders and representatives not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this letter agreement, the remaining provisions of this letter agreement shall be unaffected and remain valid, legal and enforceable to the fullest extent permitted by Law and, to the extent necessary, this letter agreement shall be reformed, construed and enforced so as to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision that best gives effect to the intent of the parties hereto.
Notwithstanding anything herein to the contrary, (a) under no circumstances will TCP’s liability pursuant to this letter agreement exceed the amount of the Commitment, whether based upon contract, tort or any other claim or legal theory and (b) no person other than the undersigned shall have any liability or obligation hereunder, and no recourse hereunder and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any TCP Related Party (other than TCP, solely in accordance with the terms and conditions of this letter agreement), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.

9.Governing Law.
THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH PARTY HERETO HEREBY, WITH RESPECT TO ANY LEGAL CLAIM OR ACTION ARISING OUT OF THIS LETTER AGREEMENT, (A) EXPRESSLY AND IRREVOCABLY SUBMITS, FOR ITSELF AND WITH RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY AND ANY APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DOES NOT HAVE OR DECLINES JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) (COLLECTIVELY, THE “CHOSEN COURTS”), (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY CHOSEN COURT, (C) AGREES THAT IT WILL NOT BRING ANY CLAIM OR ACTION RELATING TO THIS AGREEMENT OR THE TRANSACTIONS EXCEPT IN THE CHOSEN COURTS AND (D) WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, AND AGREES NOT TO ASSERT, BY WAY OF MOTION OR AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN THE CHOSEN COURTS OF ANY CLAIM OR ACTION ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT. NOTWITHSTANDING THE FOREGOING, THE PARTIES AGREE THAT A FINAL AND NONAPPEALABLE JUDGMENT IN ANY ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER COMPETENT JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY ANY PARTY AGAINST ANOTHER PARTY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
This letter agreement constitutes the entire agreement among the parties, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile or as attachments to email.
If the foregoing is acceptable to you, please sign and return a copy of this letter agreement.
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Very truly yours,
TERRA CAPITAL PARTNERS, LLC
By: Mavik Capital Management, LP, its sole member
By: Mavik Capital Group, LP, its general partner
By: Mavik Capital GP, LLC, its general partner

By: /s/ Vikram S. Uppal_______________
Name: Vikram S. Uppal
Title: Chief Executive Officer

Acknowledged and Agreed:
WESTERN ASSET MORTGAGE CAPITAL CORPORATION

By: /s/ Elliott Neumayer_______________
Name: Elliott Neumayer
Title: Chief Operating Officer